Investor Relations (303) 691-4350
Investor@aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY PROMOTES
TIM BEAUDIN AND DAVID ROBERTSON TO CO-PRESIDENTS;
TOM HERZOG STEPPING DOWN

DENVER, COLORADO – February 10, 2009

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV), announced today the promotions of Tim Beaudin and David Robertson. Beaudin was promoted to president and chief operating officer and will continue to be responsible for property operations, redevelopment, construction services, and information technology. Robertson was promoted to president and chief investment officer and will become chief financial officer effective March 1, 2009.

In connection with its reduced scale and scope of activities, Aimco has reviewed its level of spending and decided to consolidate its senior management ranks. As a result, Tom Herzog, who has served as Aimco’s chief financial officer since 2005 and joined Aimco as chief accounting officer in 2004, is resigning effective March 1, 2009, after the filing of Aimco’s 10-K. In order to provide for an orderly transition, Mr. Herzog will continue in an advisory capacity to Aimco following his departure.

Aimco’s Chairman of the Board and Chief Executive Officer, Terry Considine, said “I look forward to the expanded leadership contributions of David and Tim. David has been an important part of Aimco since its IPO in 1994 and has led Aimco’s investment strategy for the last several years. Tim joined Aimco in 2005 to spearhead the company’s redevelopment activities and last year added property operations to his management portfolio. I am confident that the partnership between David and Tim provides the right leadership for Aimco.”

Mr. Considine continued, “I would like to express my appreciation and gratitude to Tom for his many contributions as chief financial officer. Tom is an exceptional leader. His numerous accomplishments — within the finance and accounting realm and beyond — are now part of the fabric of Aimco. I wish him every success in his new endeavors and appreciate his ongoing service to Aimco in an advisory role.”

Said Mr. Herzog, “I have appreciated the opportunity to serve Aimco. My team and my colleagues are outstanding, and I look forward to Aimco’s continued success in the years to come.”

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 992 properties, including 162,807 apartment units, and serves approximately 500,000 residents each year. Aimco’s properties are located in 44 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.